Exhibit 99.1

Sono-Tek Announces Record Year End Results

(March 5, 2012-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK.pk) completed its Fiscal Year on February 29, 2012, and announces record preliminary results. Sales were approximately $12,000,000, an increase of 21% over last year’s sales of $9,900,000. Net income is expected to be approximately $1,200,000, an increase of more than 100% over last year’s result of $594,000 and above our goal of $1,000,000. Sono-Tek will release final audited results in May 2012.

Dr. Christopher L Coccio, Chairman and CEO stated “We are very pleased that we have successfully continued to combine revenue growth with increasing profit performance both this year, as well as over the past several years. This year’s results set new records for the Company’s sales and income, and create a favorable platform for continued growth in our new Fiscal Year. So far, our business improvement has been achieved solely by organic growth, and we see continuing opportunities for future expansion.

Our approach is to continue the development of new technology solutions for markets that can benefit from the unique, patented, and differentiated characteristics of our ultrasonic spraying and coating systems. We provide customers with the ability to create precision coatings with little waste and environmental impact, compared to typical alternative spraying systems. We combine our technology systems with skilled application expertise to help our customers introduce this innovative technology into their production lines, and we provide them with both sales and service support from our own dedicated teams as well as a network of trained global distribution partners.

Our results this year have been driven by applications in the electronics, medical device, alternative clean energy, and industrial coatings industries. We also look forward to additional applications in the specialty coatings and food industries, based on trials that are currently underway. We are mindful of the continuing uncertainty of domestic and international economic conditions, and that there could be unevenness in any of our market segments or geographies. But we have created a business that has multiple industrial applications and geographical markets, and this has served us well in the past three years of similarly uncertain times. We are planning for another year of business improvement, and are confident of our ability to react to unanticipated events as we have done in the past.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray coating products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their superior performance, quality, and reliability over conventional spraying systems technologies.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, to achieve expected  increased sales volume and continued profitability and to react to unanticipated events . We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.